Exhibit 99.1

CollabRx Reports Second Quarter Fiscal Year 2014 Financial Results

San Francisco, Calif., November 13, 2013 – CollabRx, Inc. (the “Company”) (NASDAQ: CLRX) today announced financial results for the second quarter of fiscal year 2014, which ended September 30, 2013.

Though subsequent to the end of the second quarter, CollabRx announced a multi-year, non-exclusive agreement with Quest Diagnostics (NYSE:DGX) to provide medical and scientific content for its Next Generation Sequencing (NGS)-based tests.  Quest Diagnostics will incorporate genomic-related content aggregated and annotated by CollabRx into the reports provided in connection with one or more diagnostic tests to be offered to its commercial and pharmaceutical clients. The agreement gives Quest the right to incorporate a range of content provided by CollabRx, including medical guidelines, published therapeutic protocols and scientific and medical literature citations.  Additional terms of the agreement were not disclosed. Quest Diagnostics is the world’s leading provider of diagnostic information services.  It generated revenues of about $7.4 billion in 2012, serving about half the physicians and hospitals and one in three adults in the U.S. annually.

Second quarter Business Highlights

Throughout the second fiscal quarter, the Company made significant progress in building revenues and increasing its commercial reach through several agreements and announcements, including:

•
CollabRx announced the launch of its Genetic Variant Annotation™ (GVA™) service, which provides for a fully automated and scalable medical informatics solution that seamlessly pairs the results of genetic sequencing tests with clinically actionable and dynamically updated knowledge to inform patient treatment planning.

•
A multi-year agreement with MedPage Today, a property of Everyday Health, Inc., to develop and market a mobile app targeting physicians and patients that focuses on genetic tests, biomarkers and associated therapies.

•
CollabRx announced the appointment of George Lundberg, M.D. as its Chief Medical Officer.  Dr. Lundberg will continue in his position as Editor-in-Chief and Chair of the Editorial Advisory Board of CollabRx.

•
CollabRx was featured in a Forbes article “Can We Build A Kickstarter For Cancer?,” written by Paul Howard, http://www.forbes.com/sites/theapothecary/2013/08/01/can-we-build-a-kickstarter-for-cancer/ and was also featured on an NBC Bay Area news segment, Tech Now!, with business and tech reporter Scott Budman.

•	http://www.nbcbayarea.com/news/local/Can-We-Kickstart-The-Fight-Against-Cancer-218388941.html?_osource=SocialFlowTwt_BAYBrand

Fiscal 2014 Qtr 2 Financial Statement Highlights

•
Total operating revenue for the quarter was $251,000, with the entire amount representing the Company’s commercialization of its content services and on-line media products.   Revenue for the same quarter of the prior fiscal year was $75,000.

•	Gross margins for the quarter were 93% of revenue or $233,000, compared to 73% of revenue or $55,000 in the same quarter of the prior fiscal year.

•
The Company’s net loss for the second quarter of fiscal year 2014 was ($563,000) or ($0.29) per share, compared with net loss of ($1,284,000) or ($0.68) per share for the same period in the prior fiscal year.

•
Operating expenses totaled $1,105,000 for the second quarter.  Of that amount, $152,000 were non-cash charges for depreciation, amortization, and stock compensation expense.  This represented a decrease in operating expenses from the second quarter of fiscal year  2013, which came in at $1,347,000 and included $276,000 of non-cash charges, and an increase from the immediately preceding quarter (Q1FY’14) which came in at $961,000, including $143,000 of non-cash charges.  The quarter to quarter increase of $144,000 of operating expenses resulted primarily from increased engineering personnel.

•	The operating loss for fiscal year 2014 second quarter was ($872,000), compared to ($1,292,000) in the prior year and ($709,000) in the immediately preceeding quarter.

•
During the second fiscal quarter, the Company recorded income from discontinued operations, net of taxes of $273,000, consisting of the sale of the last two patent lots related to the NLD technology for $365,000.  The net gain related to this sale was $267,000.  With this sale, the Company has no remaining intellectual property related to discontinued operations.  The Company also recognized a $6,000 gain in outstanding discontinued operations.  The receivable for the revenue from the sale of these patents is included in Other assets of discontinued operations on the Company’s balance sheet.

•	CollabRx ended the second quarter with approximately $2.8 million in cash and cash equivalents.

Business Outlook

In the third quarter of fiscal year 2014 and beyond, CollabRx expects to build revenue primarily related to the sale of its content in connection with its recently launched Genetic Variant Annotation Service, advertising related to its web-based Therapy Finders™, and late in the fiscal year additional advertising revenue related to the mobile app under development with MedPage Today and scheduled for launch in the fourth quarter.

CollabRx continues to expect quarterly cash operating expenses to be in the range of $750,000 to $1.0 million. The Company also expects its operating expenses in near-term quarters to be materially offset in fiscal year 2014 by revenue both from agreements with its current partners and customers, as well as new agreements.

“We worked very hard to win the agreements with Quest Diagnostics and MedPage Today, and believe that these two partnerships totally validate our approach and prospects for revenue in each of these two major areas of our business,” said CollabRx Chairman and Chief Executive Officer, Thomas Mika.  “We believe that our overall growth trajectory will be strongly positive.”

Investor Conference Call Today at 5 p.m. EST (2 p.m. PST)

CollabRx will hold an investor conference call today to discuss the Company’s financial results for the second quarter of fiscal year 2014 and to provide an update to the business.
The dial-in number for the live audio call beginning on Wednesday, November 13, 2013, at 5:00 p.m. EST (2:00 p.m. PST) is (877) 369-6591 in the U.S. and (253) 237-1176 for international participants.  The conference identification number is 88439990.  A live webcast of the conference call will also be available at: http://www.media-server.com/m/p/twc7uik8

About CollabRx

CollabRx, Inc. (NASDAQ: CLRX) is a leader in cloud-based expert systems to inform health care decision-making. CollabRx uses information technology to aggregate and contextualize the world’s knowledge on genomics-based medicine with specific insights from the nation’s top cancer experts starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care. More information may be obtained at http://www.collabrx.com.

CollabRx Safe Harbor Statement

This press release includes forward-looking statements about CollabRx’s anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to industry trends and CollabRx’s plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:

Thomas R. Mika, CEO
CollabRx, Inc.
415-248-5350
tmika@collabrx.com

or

James Carbonara, Regional Vice President
Hayden IR
646-755-7412
James@haydenir.com

COLLABRX, INC. AND SUBSIDIARIES
(formerly TEGAL CORPORATION)
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)
 (In thousands, except share data)

	Sept. 30,	March 31,
	2013	2013*
ASSETS
Current assets:
Cash and cash equivalents	$2,791	$4,039
Accounts receivable	250	250
Prepaid expenses and other current assets	110	102
Other assets of discontinued operations	365	11
Total current assets	3,516	4,402
Property and equipment, net	138	142
Intangible assets, net	1,385	1,490
Goodwill	603	603
Investment in convertible promissory note	362	345
Total assets	$6,004	$6,982
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$195	$167
Common stock warrant liability	--	10
Liabilities of discontinued operations	89	16
Total current liabilities	284	193
Deferred tax liability	540	581
Promissory note	507	504
Other long term liabilities	12	--
Total liabilities	1,343	1,278

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value; 50,000,000 shares authorized; 1,952,960 shares issued and outstanding at September 30, 2013 and March 31, 2013, respectively	19	19
Additional paid-in capital	130,777	130,602
Accumulated other comprehensive loss	--	(142)
Accumulated deficit	(126,135)	(124,775)
Total stockholders’ equity	4,661	5,704
Total liabilities and stockholders’ equity	$6,004	$6,982

*Derived from the Company’s audited consolidated balance sheet as of March 31, 2013.

COLLABRX, INC. AND SUBSIDIARIES
(formerly TEGAL CORPORATION)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
and COMPREHENSIVE LOSS
(Unaudited)
 (In thousands, except share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenue	$251	$50	$521	$50
Revenue - related party	--	25	--	50
Total revenue	251	75	521	100
Cost of revenue	18	20	36	20
Gross profit	233	55	485	80
Operating expenses:
Engineering	457	328	671	328
Research and development	27	--	157	--
Sales and marketing	63	49	122	49
General and administrative	558	970	1,117	1,682
Total operating expenses	1,105	1,347	2,067	2,059
Operating loss	(872)	(1,292)	(1,582)	(1,979)
Other income, net	16	11	26	20
Loss before income tax benefit	(856)	(1,281)	(1,556)	(1,959)
Income tax benefit	(20)	--	(41)	--
Loss from continuing operations	(836)	(1,281)	(1,515)	(1,959)
Gain on sale of discontinued operations, net of taxes	267	--	267	--
Income (loss) from discontinued operations, net of taxes	6	(3)	(112)	(4)
Net income (loss) from discontinued operations, net of taxes	273	(3)	155	(4)

Net loss	(563)	(1,284)	(1,360)	(1,963)

Foreign currency translation	--	--	--	--
Comprehensive loss	$(563)	$(1,284)	$(1,360)	$(1,963)

Net loss per share from continuing operations:
Basic and diluted	$(0.43)	$(0.68)	$(0.78)	$(1.13)
Net income (loss) per share from discontinued operations:
Basic and diluted	$0.14	$--	$0.08	$--
Net loss per share:
Basic and diluted	$(0.29)	$(0.68)	$(0.70)	$(1.13)

Weighted-average shares used in per share computation:
Basic and diluted	1,953	1,884	1,953	1,738